UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 12, 2004

McKesson Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13252	943207296
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

McKesson Plaza, One Post Street, San Francisco, California		94116
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415-983-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Under agreements reached with the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services ("OIG"), the previously disclosed industry-wide investigation by the United States Attorney's Office for the Southern District of Illinois involving the marketing, sale and reimbursement of enteral products has been resolved as to the Company and its subsidiaries. Under the agreements, an indirect subsidiary of the Company, TBC Products, Inc., has agreed to plead guilty in the United States District Court for the Southern District of Illinois to charges that it attempted to obstruct a federal audit, will pay a fine and a civil settlement totaling $7.4 million, and will be excluded from participation in Medicare, Medicaid and other Federal programs. In addition, a Company subsidiary, McKesson Medical-Surgical Minnesota Inc., and the OIG will enter into a five year Corporate Integrity Agreement. These agreements close this matter for all McKesson companies. The Company fully reserved the $7.4 million payment during its second fiscal quarter. The resolution of this matter will have no material impact on the financial position, results of operations or cash flows of the Company, and is not expected to affect the Company's ongoing business with any customers, including the federal government.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McKesson Corporation

November 12, 2004	By:	Ivan D. Meyerson

Name: Ivan D. Meyerson
Title: Executive Vice President, General Counsel and Secretary